Exhibit 99.1

Genesee & Wyoming Inc. Names New Chief Accounting Officer

GREENWICH, CT, March 29, 2006 – Genesee & Wyoming Inc. (GWI) (NYSE: GWR), announced today that it has named Christopher F. Liucci to the position of Chief Accounting Officer and Global Controller.

Mr. Liucci was previously Director of Global Financial Planning and Reporting and Controller of Financial Reporting/Internal Controls during more than eight years with Genencor International, Inc. Prior to that, Mr. Liucci was an audit manager with Coopers & Lybrand L.L.P., a predecessor to PricewaterhouseCoopers, where he was an independent auditor for six years. He will report to Timothy J. Gallagher, GWI’s Chief Financial Officer.

“Chris brings a wealth of domestic and international financial reporting experience to Genesee & Wyoming and will strengthen our finance team,” Mr. Gallagher said. “We welcome his leadership, skills and energy as we continue to build and strengthen GWI.”

Mr. Liucci is a certified public accountant and has a B.S. in accounting from the State University of New York at Geneseo and an M.B.A. from The Simon School of the University of Rochester.

About Genesee & Wyoming Inc. (GWI)
GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia, operating over 9,300 miles of owned and leased track and over more than 3,000 additional miles under track access arrangements.

For more information, contact Christopher Capot, Director, Corporate Communications, GWI, 203-629-3722.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Genesee & Wyoming’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.